Exhibit 3.2
BYLAWS OF GRIFOLS, S.A.
BYLAWS
OF
GRIFOLS, S.A.
TITLE I
NAME, PURPOSE, REGISTERED OFFICE AND TERM
Article 1.- Corporate name.- The company called GRIFOLS, S.A. is a commercial company, organized as a corporation (sociedad anónima) and of Spanish nationality. It is governed by these Bylaws and, as to all matters that are not provided for herein or that are of mandatory application, by the Restated Text of the Companies Law (Texto Refundido de la Ley de Sociedades Anónimas) of December 22, 1989, the Commercial Code, and other applicable provisions.
Article 2.- The purpose of the Company is to provide services for the administration, management and oversight of enterprises and businesses, as well as to invest in personal and real property.
Article 3.- Registered office.- The Company establishes its registered office in Barcelona (08022), at calle Jesús y María, nº 6, provided, however, that it may transfer such office to another location within the same municipal area, establish branches, offices or agencies anywhere in Spain or abroad, by resolution of the Board of Directors.
Article 4.- The duration of the Company shall be indefinite, its activities commencing on the date of execution of its notarial instrument of incorporation.
Article 5.- The fiscal year shall begin on the first of January and shall end on December 31 of each year; by exception, the fiscal year ending on December 31, 1997 began on August 1, 1997.
TITLE II
SHARE CAPITAL AND SHARES
Article 6.- Share capital
The share capital is 106,532,449.50 euros, represented by 213,064,899 ordinary shares having a par value of 0.50 euro each, fully subscribed and paid up, belonging to a single class and series and numbered consecutively from 1 to 213,064,899, both inclusive.
The shares shall be represented in book-entry form and shall be governed by securities market regulations. The Book-Entry Registry shall be maintained by the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) and its member entities.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
Article 7.- The shares are indivisible with respect to the Company, such that the Company shall not recognize more than one owner per share. The co-owners of a share shall be represented by a single person vis-à-vis the Company, provided, however, that all of them shall be jointly and severally liable for any obligations stemming from ownership of such share.
TITLE III
RIGHTS AND DUTIES OF THE SHAREHOLDERS
Article 8.- The acquisition of one or more shares entails consent to and acceptance of these Bylaws, and shareholder status entails, without exception, not only the acceptance of these Bylaws but also consent to the resolutions adopted by the shareholders at a General Shareholders’ Meeting, to the decisions of the representative Decision-Making Bodies of the Company, and compliance with all other obligations arising from the notarial instrument of incorporation or the application or interpretation of these Bylaws, without prejudice, however, to the rights and remedies afforded to the shareholders by the Law.
Article 9.- Each share confers shareholder status upon its lawful holder and vests such holder with the rights contemplated in the current Companies Law and in these Bylaws, regardless of the different classes of shares and the different series of shares that may be created within each class.
Article 10.- Transfer of Shares.- The shares of the Company may be freely transferred by any of the means allowed by Law.
TITLE IV
OPERATION AND MANAGEMENT OF THE COMPANY
Article 11.- The operation and management of the Company shall be the purview of:
a)	The shareholders acting at a General Shareholders’ Meeting.
b)	The Board of Directors.
The foregoing is without prejudice to such other positions as may be created pursuant to bylaw provisions or as mandated by the Law.
CHAPTER ONE: THE GENERAL SHAREHOLDERS’ MEETING
Article 12.- The shareholders coming together at a legally established General Shareholders’ Meeting represent all of the shareholders, and the resolutions adopted thereby in accordance with these Bylaws, the Regulations for the General Shareholders’ Meeting and applicable legal provisions shall bind all of the shareholders, including those dissenting and those that have not participated in the vote, without prejudice, however, to the rights afforded to the shareholders by the Law.
Article 13.- General Shareholders’ Meetings may be Ordinary or Extraordinary. The Ordinary General Shareholders’ Meeting shall be held within the first six months of each fiscal year in order for the shareholders to review the corporate management, approve, if thought fit, the Financial Statements and the Balance Sheet for the prior fiscal year, and

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
decide upon the distribution of profits. All other Meetings shall be considered to be Extraordinary.
Extraordinary Meetings shall be held when it is so deemed appropriate by the Company’s Management upon its own initiative or at the request of shareholders representing not less than 5% of share capital, which request shall set forth the matters to be dealt with at the Meeting.
In this case, the Meeting shall be called to be held within thirty days of the date on which a notarially certified request to call the Meeting has been submitted to Management.
Article 14.- Call to the General Shareholders’ Meeting.-
1	Both Ordinary and Extraordinary General Shareholders’ Meetings shall be called in the manner established by law, by means of an announcement published in the Official Bulletin of the Commercial Registry (Boletín Oficial del Registro Mercantil) and in one of the most widely circulated newspapers in the province where the registered office is located at least one month prior to the date set for the Meeting, except in those instances in which the Law may establish different periods.
2	The call to meeting shall set forth the name of the Company, the place, date and time of the Meeting on first call, as well as the Agenda, which shall list the matters to be dealt with; it may also set forth the date, time and place at which the Meeting is to be held on second call, if applicable.
3	Shareholders representing at least five (5%) percent of the share capital may request the publication of a supplement to the call to a General Shareholders’ Meeting including one or more items in the agenda. Such right must be exercised by duly authenticated notice that must be received at the Company’s registered office within five (5) days of the publication of the call to meeting.
The supplement to the call to meeting must be published at least fifteen (15) days in advance of the date set for the Meeting.
Article 15.- Call to meeting and quorums for the establishment of the General Shareholders’ Meeting.- A quorum at an Ordinary or Extraordinary General Shareholders’ Meeting shall be validly established on first call when the shareholders present in person or by proxy hold at least 25% of the subscribed capital having the right to vote. On second call, it shall be validly established regardless of the amount of capital in attendance.
Notwithstanding the provisions of the preceding paragraph, a Meeting shall be deemed to have been called and shall be validly established in order for the shareholders to address any matters therein whenever all of the subscribed capital having the right to vote is present in person or by proxy and the shareholders in attendance unanimously agree to the Meeting being held.
Article 16.- Standing and representation at the General Shareholders’ Meeting
1.	All shareholders of the Company shall have the right to attend a General

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
Shareholders’ Meeting so long as their shares are registered in their name in the book-entry registry at least five (5) days in advance of the date set for the Meeting;
2.	Regardless of the foregoing, any shareholder having the right to attend pursuant to the provisions of this article may be represented at a Meeting by granting a proxy to another person, even if not a shareholder.
A Proxy must be granted as a special proxy for each Meeting, in writing or by remote means of communication, so long as the identity of the shareholder giving the proxy and that of the representative, as well as the content of the proxy granted, are properly assured.
Article 17.- Majorities at General Shareholders’ Meetings.-
Resolutions shall be adopted by absolute majority of the capital present in person and/or by proxy (one-half plus one of the votes), except in those instances in which the Law or the Bylaws establish a greater qualified majority.
Article 17.bis.- Distance voting.-
1	Shareholders having the right to attend may cast their vote from a distance on the proposals included in the agenda, by using the following means of communication:
(a)	By postal correspondence: by sending the attendance card, duly signed and indicating the direction of the vote;

(b)	By other means of remote electronic communication, in accordance with the instructions set forth on the Company’s website, provided that the electronic document whereby the right to vote is exercised includes a recognized electronic signature, pursuant to the Electronic Signature Law (Ley de Firma Electrónica), or one which, though not meeting the requirements of a recognized electronic signature, is accepted as sufficient by the Board of Directors because it adequately ensures authenticity and the identification of the shareholder exercising the right to vote.

Votes cast from a distance shall not be valid unless received by the Company at least five (5) days prior to the date on which the Meeting is scheduled to be held.
2	The announcement of the call to the General Shareholders’ Meeting shall set forth the periods, manner and means for exercising the right to vote from a distance.
3	The shareholders who cast their vote from a distance pursuant to the provisions of this article shall be deemed to be present for the purposes of the establishment of a quorum at the Meeting. Therefore, all proxies previously granted shall be deemed to have been revoked, and those granted thereafter shall be deemed not to have been given.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
4	Notwithstanding the foregoing, a vote cast from a distance shall be invalidated by the shareholder’s attendance in person at the Meeting.
Article 18.- General Shareholders’ Meetings shall be held at the registered office, on the date and at the time indicated in the call to meeting. The Meetings shall be chaired by the Chairman of the Board of Directors or by a director validly acting in the place thereof, and in the absence thereof, by an assistant designated by the shareholders for such purpose; the Chairman of the Meeting shall be assisted by a Secretary, who shall be the Secretary of the Board. In the absence of the Secretary of the Board, the duties thereof shall be discharged by an Assistant Secretary validly acting in the place thereof, and in the absence thereof, by the shareholder attending the Meeting designated by the shareholders for such purpose. The Chairman shall direct the debate and may resolve any issues that may arise in connection with the proceedings. Prior to the discussion of the items on the Agenda, a List of Attendees shall be prepared, which shall set forth the capacity in which the attendees are present and the number of their own or other shareholders’ shares that they hold or represent. All discussions and resolutions adopted at the Meetings shall be recorded in Minutes, which shall be entered in the corresponding Book; the Minutes for each Meeting shall be approved in the legally required manner. Certifications of such minutes shall be issued by the Secretary of the Board of Directors, with the Approval of the Chairman.
Article 19.- All resolutions validly adopted at General Shareholders’ Meetings shall, as from approval thereof, be in force pursuant to the Law and shall bind all of the shareholders, including those absent and dissenting, without the need for approval of the Minutes at a subsequent Meeting, the foregoing being without prejudice to the rights to contest and withdraw, if applicable, granted to the shareholders by the Law.
CHAPTER TWO: MANAGEMENT OF THE COMPANY
Article 20.- Composition and compensation of the Board of Directors.- The Management and legal representation of the Company shall be vested in a Board of Directors, made up of a minimum of three directors and a maximum of fifteen.
The directors shall be freely appointed and removed by the shareholders acting at a General Shareholders’ Meeting and shall hold office for a term of five years, without prejudice to their right to be re-elected to any number of such five-year terms. The directors shall receive compensation for serving as such. To this end, the shareholders acting at a General Shareholders’ Meeting shall establish each year, or for such fiscal years as the shareholders themselves decide, a fixed amount as compensation payable to the Board of Directors, which shall, by resolution, distribute it among its members based on their dedication to the Company’s activities.
Without prejudice to the foregoing, the directors shall have the right to be reimbursed for the expenses they incur as a consequence of holding office as such.
Article 21.- Regulations of the Board of Directors.- The Board of Directors shall approve Regulations setting forth the rules governing its operation and internal proceedings as well as those governing any committees with delegated duties (comisiones delegadas) that may be created within the Board. The Board of Directors shall inform the shareholders of the content of the Regulations and of any amendments thereto at the General Shareholders’ Meeting held immediately after the adoption of the resolution whereby the Regulations are approved or amended.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
Article 21.bis.- Annual corporate governance report.- Each year, the Board of Directors shall approve a corporate governance report, the contents of which shall comply with the requirements of applicable legal provisions and regulations.
Article 22.- Call to meetings of the Board of Directors, quorums and majorities.- Meetings of the Board of Directors shall be called by order of the Chairman or of the person acting as such, by letter sent by certified mail, return receipt requested, at least twenty days prior to the meeting being held. The notice of the Board meeting shall set forth the place, date and time thereof as well as the matters to be dealt with.
A quorum of the Board of Directors shall be validly established with the presence, in person or by proxy, of one-half plus one of its members.
Resolutions shall be adopted by absolute majority of the directors present at the meeting. In the event of a tie, the Chairman of the Board shall have the tie-breaking vote.
Article 22.bis.- Meetings from a distance.- The Board of Directors, as well as the various Committees that may be created within the Board pursuant to the provisions of the Bylaws, may hold meetings by videoconference or by any other means enabling multi-way interconnection among all the directors in attendance through the transmission of sound and image in real time. In addition, all acts of communication and information within the Board of Directors or its Committees shall be effected by any means providing written evidence thereof, with electronic means and other remote communication methods being allowed. The e-mail addresses provided by each director to the Secretary of the Board of Directors shall be deemed valid in this regard.
Article 23.- The Board of Directors shall have all the powers that may be delegated by the shareholders acting at a General Shareholders’ Meeting, pursuant to the provisions of the Companies Law.
Article 24.- Delegation of powers.- The Board of Directors may make a permanent delegation of all or any of its powers, to the extent that such powers may legally be delegated under the Bylaws, to one or more chief executive officers (consejeros delegados) or to an executive committee (comisión ejecutiva).
Article 24.bis.- Committees with delegated duties.- The Board of Directors shall be required to create the following committees, which shall be governed by the provisions of these Bylaws and by the Regulations applicable to the internal operation of the Board of Directors:
(a) An Audit Committee; and
(b) A Nominating and Compensation Committee.
Article 24.ter.- Audit Committee.-
1.	The Audit Committee shall be made up of three (3) to five (5) directors appointed by the Board of Directors. The Audit Committee shall in any event be made up of a

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
majority of external directors and shall have an adequate number of independent directors.

2.	The Board of Directors shall appoint the Chairman of the Audit Committee, who shall necessarily be an external director. The Chairman of the Committee shall be replaced every four (4) years and may be re-elected after the passage of one (1) year from ceasing to act as such. The position of Secretary shall be held by (a) the Secretary, or (b) an Assistant Secretary of the Board of Directors, who may or may not be a member of the Committee, and who may be assisted or, if applicable, replaced, by (a) the Secretary or the subsequent Assistant Secretaries, in order of priority (if the position is held by an Assistant Secretary), or (b) an Assistant Secretary in order of priority (if the position is held by the Secretary). The Secretary shall prepare minutes recording the resolutions approved at each meeting of the Committee and shall report to the full Board of Directors through the Chairman thereof. A quorum of the Audit Committee shall be validly established with the presence at the meeting, in person or by proxy, of at least one-half plus one of its members, and its resolutions shall be adopted by absolute majority of the members present. In the event of a tie, the Chairman of the Committee shall have the tie-breaking vote.

3.	Without prejudice to the provisions of the Law and of these Bylaws or to any other duties entrusted thereto by the Board, the Audit Committee shall have the following basic responsibilities:
(a)	To report at the General Shareholders’ Meeting with respect to matters raised therein regarding its powers;

(b)	To propose to the Board of Directors, for submission of the proposal to the shareholders at a General Shareholders’ Meeting, the appointment of the external auditors, the terms and conditions of their contracts, the scope of their professional engagement and, if applicable, the revocation or non-renewal of such appointment;

(c)	To supervise the internal audit services and report on the process of selection, appointment, renewal and removal of the director thereof;

(d)	To know the process for gathering financial information and the Company’s internal control systems; supervise the Annual Financial Statements, as well as the periodic financial statements that must be sent to market regulatory and supervisory authorities, with the duty to monitor the accounting standards used; report to the Board of Directors regarding any change in accounting standards and regarding balance-sheet and off-balance-sheet risks;

(e)	To receive information from the auditors regarding matters that may jeopardize their independence and any other matters relating to the audit process, as well as such other communications as are contemplated in legislation governing the auditing of financial statements and in technical auditing regulations;

(f)	To assess the transactions conducted by the Company with significant shareholders, pursuant to the provisions of the Regulations of the Board of Directors;

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
(g)	To review compliance with the Internal Regulations for Conduct in the Securities Markets, with these Regulations, with the rules of conduct laid down in the “Code of Ethics of the Grifols Group” and, in general, with any other governance rules of the Company, and make any proposals required for improvement thereof.
4.	The Audit Committee shall meet as frequently as required for the effective performance of its duties.

5.	Any member of the Company’s management team or personnel whose presence is requested by the Chairman shall be required to attend the meetings of the Committee and to cooperate with it and provide it with access to the information in their possession. The Chairman may also request the presence of the Auditors at meetings of the Committee.

6.	The Audit Committee may seek the advice of external professionals for the proper performance of its duties.
TITLE V
BALANCE SHEET, FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS
Article 25.- Annual financial statements.-
1.	Within a maximum period of three (3) months from the close of the fiscal year, the Board of Directors shall prepare the annual financial statements, i.e., the balance sheet, the income statement and the notes to the financial statements, as well as the management report and the proposed distribution of profits for such fiscal year, in compliance with the requirements established by the Law.

2.	The annual financial statements and the management report shall be reviewed by the auditors and submitted to the shareholders for review at least one month in advance of the date set for the Ordinary General Shareholders’ Meeting, and shall be submitted for consideration and, if applicable, approval by the shareholders at such Meeting.
Article 26.- The shareholders coming together at an Extraordinary General Shareholders’ Meeting called for such purpose may approve and carry out a transformation and a merger with another Company, at all times duly observing the relevant provisions of the Companies Law and these Bylaws.
Article 27.- The Company may be dissolved following a resolution adopted by the shareholders acting at a General Shareholders’ Meeting and upon any of the grounds set out in Section 260 of the Companies Law.
Article 28.- Once the dissolution has been approved, the liquidation shall be carried out as provided in the Companies Law. For such purpose, the shareholders acting at a General Shareholders’ Meeting shall appoint a liquidator, or an odd number of liquidators if more than one, and shall entrust them with the corresponding duties.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

BYLAWS OF GRIFOLS, S.A.
Article 29.- After the liquidation has been completed, the liquidator or Liquidation Committee shall prepare the final Balance Sheet and shall determine the value of the corporate assets and the liquidating dividend corresponding to each share.
GENERAL PROVISIONS
Article 30.- 1. The shareholders shall be subject to the jurisdiction of the courts of the place where the registered office is located.
2. Any issues that may so require, except for those regulated by the Companies Law, shall be settled by arbitration ex aequo et bono, pursuant to Law 36/1988, of December 5.
3. Persons declared to be subject to incompatibilities by any legal provision, and especially by Law 25, of December 26, 1983, as amended by Law 9, of March 22, 1991, may not hold or serve in any position at the Company.
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NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.